EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:  Mr. James A. Fitch, Jr.
Chairman of the Board
Telephone:  (941) 962-6700

ROYAL FINANCIAL ANNOUNCES CONCLUSION OF SPECIAL INVESTIGATION

Chicago, IL, January 31, 2008 — Royal Financial, Inc. (OTC Bulletin Board:  RYFL.OB) (the “Company”), the holding company of Royal Savings Bank, today announced that its Board of Directors has concluded its previously disclosed ongoing investigation into certain irregularities in connection with the Company’s conversion from mutual to stock form and initial public offering in 2005.

On June 22, 2007, the Company announced that the Board of Directors had received allegations of irregularities with regard to the Company’s internal controls and of misconduct by then-serving Chief Executive Officer, Donald A. Moll. The Audit Committee of the Board of Directors, assisted by a team of outside specialists, had initiated a thorough investigation into these allegations, and the Board of Directors had suspended Mr. Moll from acting in his capacity as CEO and President of the Company and the Bank.

On September 28, 2007, the Company announced partial completion of the Audit Committee’s investigation, the finding that Mr. Moll had not engaged in fraudulent activities relating to the alleged irregularities in the Company’s internal controls and Bank policies, and Mr. Moll’s resignation from all positions held as part of a Separation Agreement and Release with the Company and the Bank.  The Company further announced that the Audit Committee’s investigation would continue into evidence of irregularities in connection with its stock conversion and initial public offering in 2005.

The Company now announces that it has completed its investigation.  The Audit Committee, working with its independent advisors, concluded the final phase of the investigation into the alleged irregularities in connection with the conversion and initial public offering.  The Company has not uncovered credible evidence of fraud or illegal acts in connection with the conversion and offering.  However, the investigation identified two instances in which certain investors who purchased shares in the conversion were later determined not eligible to do so.  The Company alerted the investors of these findings, and they have sold their shares, totaling 5,200, back to the Company at a price of $10.00 per share, which was the initial public offering price.

Royal Savings Bank offers a range of checking and savings products, a full line of home and personal loans and commercial lending solutions.  Royal Savings Bank has been operating continuously in the south and southeast communities of Chicago since 1887, and currently has two branches in southern Chicago, two branches in the south suburbs of Chicago, and one branch in Northwest Indiana.

Special Note Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas; deterioration in asset quality due to an economic downturn in the greater Chicago metropolitan area; legislative or regulatory changes; changes in monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; adverse developments in the Company’s loan or investment portfolios; slower than anticipated growth of the Company’s business or unanticipated business declines; the Company’s ability to pursue a sale of the Company, if at all, or the ultimate value to be recognized in the event of a sale; higher than expected operational costs including professional fees and expenses incurred in connection with the investigation; the effect of the investigation or the costs incurred in connection therewith on the Company’s financial condition or results of operations; demand for loan products; deposit flows; competition; and changes in accounting principles, policies, and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.